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                                 EXHIBIT 11.1
                        YES! ENTERTAINMENT CORPORATION
             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE

                   (in thousands, except per share amounts)
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
                                                    Three months          Six months
                                                    ended June 30,       ended June 30,
                                                  ------------------    -----------------
                                                   1996       1995       1996      1995
                                                  -------    -------    -------   -------
Net loss                                          $(1,214)   $(2,495)   $(2,106)  $(3,897)

Computation of weighted average common
   and common equivalent shares outstanding:
     Weighted average common share outstanding     13,995      2,503     13,761     1,452
     Weighted average options outstanding
     Weighted average warrants outstanding
     Common equivalent shares from stock options
        granted or issued during the twelve-month
        period prior to the Company's proposed
        initial public offering                                   75                   88
                                                  -------    -------    -------   -------
Shares used in computing net loss per share        13,995      2,578     13,761     1,540
                                                  =======     ======    =======   =======
Net loss per share                                $ (0.09)    $(0.97)   $ (0.15)  $ (2.53)
                                                  =======     ======    =======   =======
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